Execution Copy 10.03.2019

BPO Service Description
between AZL and Supplier

Statement of Work
Under
Master Professional Services Agreement

AZL and TCS Confidential Information
BPO Service Description SoW, eff 1-1-2020

Execution Copy 10.032019

BPO SERVICE DESCRIPTION

This Service Description (the “BPO Service Description” is entered into by and between Allianz Life Insurance Company of North America (“AZL”) and Tata Consultancy Services Limited (“TCS” or “Supplier”). This BPO Service Description is a defined type of Statement of Work entered into pursuant to and subject to that certain Master Professional Services Agreement having Effective Date of January 1, 2020, by and between AZL and Supplier (the “MSPA” or Agreement”), the terms of which are incorporated herein by reference.

This BPO Service Description describes certain Services Supplier will perform and deliver in accordance with this BPO Service Description and the Agreement.

IN WITNESS WHEREOF, AZL and Supplier have each caused this BPO Service Description to be executed by its duly authorized representative, effective as of the BPO Service Description Statement of Work Effective Date set forth in Section 1 below.

Tata Consultancy Services Limited
By: _/s/ Surya Kant_______________________
Print Name: _Surya Kant_________________________

Print Title: _President for NA, UK, and Europe______

Date: _11/6/19____________________________

Allianz Life Insurance Company of North America

By: _/s/ Walter R. White________________

Print Name: Walter R. White

Print Title: President and Chief Executive Officer

Date: _11/4/19__________________________

Allianz Life Insurance Company of North America

By: _/s/ William E. Gaumond_____________

Print Name: William E. Gaumond

Print Title: SVP, Chief Financial Officer

Date: _11/5/19___________________________
AZL and TCS Confidential Information
BPO Service Description SoW, eff 1-1-2020

TCS AZL Effective 1-1-2020

Execution Copy 10.032019

1. BPO Service Description/Statement of Work Term.

The term of this BPO Service Description will begin January 1, 2020, (“Statement of Work Effective Date”) and continue until “REDACTED”, unless extended or terminated earlier in accordance the terms of the Agreement (“Statement of Work Term”).

2. Definitions.

Any capitalized terms used in this BPO Service Description or its Schedules or Attachments but not defined herein will have the meaning ascribed to such terms in the Agreement, Schedule 1 to the Agreement or BPO Service Description Schedule 1.

3. Services.
Supplier will provide the Services to AZL and the Eligible Recipients designated by AZL in accordance with the Agreement (including Schedules and Attachments thereto) and this BPO Service Description (including the Schedules and Attachments hereto).
4. Master Professional Services Agreement

Except as provided below, the provisions of the Agreement are, to the extent relevant to the Services to be performed, incorporated into this BPO Service Description by this reference as if fully set forth herein. All additions and modifications to the Agreement set forth in this BPO Service Description are applicable solely to this BPO Service Description and to no other Statements of Work under the Agreement.

(A)	For purposes of this BPO Service Description, Article 5 of the Agreement is hereby superseded and replaced with the following:

5.1	Administrative Responsibility.

At no additional charge to AZL, Supplier will undertake all administrative activities necessary to obtain all Required Consents.  At Supplier’s request, AZL will cooperate with Supplier in obtaining such Required Consents by executing appropriate AZL approved written communications and other documents prepared or provided by Supplier.  With AZL’s approval, Supplier will exercise for the benefit of AZL and the Eligible Recipients any rights Supplier has to utilize or transfer license rights or other applicable rights under Supplier’s existing third party licenses, leases or contracts, and the Parties will cooperate in minimizing or eliminating any costs associated therewith.

5.2	Financial Responsibility.
AZL and Supplier will each pay fifty (50%) percent of any transfer, re-licensing or termination fees or expenses associated with obtaining any Required Consents for AZL licensed Third Party Software or AZL Third Party Contracts or terminating any such Third Party Software licenses or Third Party Contracts as to which Supplier is unable to obtain such Required Consents (collectively, “Required Consent Fee”.   In obtaining any Required Consents, each Party will act subject to and in accordance with the following:
•	Supplier will use all commercially reasonable efforts to avoid or minimize any such Required Consent Fee(s);
•	Supplier will not agree to pay a Required Consents Fee of more than $2,500 for an AZL licensed Third Party Software product or AZL Third Party Contract without obtaining AZL’s prior approval;
•
To the extent the terms of any such Required Consent would impose affirmative obligations or restrictions on AZL or the Eligible Recipients, Supplier will disclose such terms to AZL and obtain its approval before agreeing to them;

AZL and TCS Confidential Information
BPO Service Description SoW, eff 1-1-2020

TCS AZL Effective 1-1-2020

Execution Copy 10.032019

•
For purpose of this exercise, Supplier will assume that Required Consents obtained under the SOW No.2 in existence between the Parties under master agreement that expired on January 1, 2020, are still in effect for this BPO Service Description.

For the avoidance of doubt, Supplier will not be required to perform the administrative services described in Section 5.1 or to pay or contribute toward any fees or expenses associated with the termination of any Third Party Software licenses or Third Party Contracts not required by Supplier in connection with Supplier’s performance of the Services.
Supplier will pay all transfer, re-licensing or termination fees or expenses associated with obtaining any Required Consents for Supplier licensed Third Party Software or Supplier Third Party Contracts or terminating any such Third Party Software licenses or Third Party Contracts as to which Supplier is unable to obtain such Required Consents.
5.3	Contingent Arrangements

If, despite using all commercially reasonable efforts, AZL and Supplier are unable to obtain a Required Consent with respect to AZL licensed Third Party Software, then, subject to Section 5.2 above, Supplier will, at AZL’s option and with AZL’s consent, (i) replace the AZL license for such Third Party Software with a Supplier license; (ii) replace such Third Party Software with other Software offering equivalent features and functionality, or (iii) secure the right to manage the AZL licensed Third Party Software on behalf of AZL.  If, despite using all commercially reasonable efforts, Supplier is unable to obtain a Required Consent with respect to any AZL Third Party Contract, then, unless and until such Required Consent is obtained, Supplier will manage such Third Party Contract on AZL’s behalf and perform all obligations and enforce all rights under such Third Party Contract as if Supplier were a party to the agreement in AZL’s place. If, despite using all commercially reasonable efforts, management of such Third Party Contract is not legally or contractually possible or Supplier is unable to obtain any other Required Consent, Supplier will determine and adopt, subject to AZL’s prior approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent.

(B)	For purposes of this BPO Service Description, Sections 9.5(a) of the Agreement is hereby amended to read as follows:

(a)
AZL Standards. AZL will have final authority to promulgate (A) the standards, policies, practices, processes, procedures and controls to be adhered to and enforced by Supplier in the performance of the Services, including the benefits, premium rates, underwriting criteria and claims payment procedures applicable to Policies; and (B) the associated technologies, architectures, standards, products and systems to be provided, operated, managed, supported and/or used by Supplier in connection therewith (collectively, the “AZL Standards”).  AZL also will have final authority to promulgate Strategic Plans on an annual basis and to modify and update such Strategic Plans on a periodic basis as appropriate.  Only AZL will have the authority to modify or grant waivers from such AZL Standards or Strategic Plans. Supplier will (i) comply with and implement the AZL Standards and Strategic Plans in providing the Services, (ii) work with AZL to enforce the AZL Standards and Strategic Plans, (iii) subject to Sections 4.4, modify the Services as and to the extent necessary to conform to such AZL Standards and Strategic Plans, and (iv) obtain AZL’s prior written approval for any deviations from such AZL Standards and Strategic Plans.

(C)	For purposes of this BPO Service Description, Sections 9.12(a) of the Agreement is hereby amended to read as follows:

(a)
Contract Records.  Supplier will, and will cause its Subcontractors to, maintain complete and accurate records of and supporting documentation for all Charges, all AZL Confidential Information, AZL Data, Materials, Applications, Software, Developed Materials and Development Tools, and all transactions, authorizations, changes, implementations, soft document accesses, reports, filings, returns, analyses, procedures, controls, records, data or information created, generated, collected, processed or stored by

AZL and TCS Confidential Information
BPO Service Description SoW, eff 1-1-2020

TCS AZL Effective 1-1-2020

Execution Copy 10.032019

Supplier in the performance of its obligations under this Agreement (collectively, the “Contract Records”). Supplier will maintain such Contract Records in accordance with applicable Laws and prudent standards of insurance record keeping and will retain Contract Records in accordance with AZL’s record retention policy (as such policy may be modified from time to time and provided to Supplier in writing) during the Term and any Termination Assistance Services period and thereafter through the end of the eleventh full calendar year after the calendar year in which Supplier ceased performing the Services (including Termination Assistance Services requested by AZL under Section 4.3(b)(7) (the “Audit Period”); provided that, notwithstanding the length of the Audit Period, Supplier will not be obligated to retain any Contract Record for longer than the longest of (i) the period specified in AZL’s record retention policy, (ii) the period required under applicable Law or (iii) five (5) years after the date of creation of such Contract Record, subject to Section 22.3.  If a material change in AZL’s record retention policy will have a demonstrable and material impact on Supplier’s costs and expenses (up or down) to comply with the changed policy, then Supplier and AZL will meet and agree upon the reimbursement or credit of the increased or reduced  costs and expenses associated with the changed requirements; provided that, to the extent possible, Supplier will accommodate any changed record retention requirements in a manner that will not result in increased costs or expenses to AZL.
(D)	For purposes of this BPO Service Description, Sections 9.12(e) of the Agreement is hereby amended to add Section 9.12(e)(vii) as follows:

(vii)
At all times after the Audit Period during which Supplier administers Policies for more than one hundred (100) covered individuals, AZL may conduct a review of the operations of Supplier with respect to this Statement of Work at least semiannually and at least one such review may be an on-site audit of such operations of Supplier.

(E)	For purposes of this Statement of Work, Sections 9.14(c) and (e) of the Agreement are hereby amended to read as follows:

(c)
Obligation to Propose Technology and Business Process Evolutions.  Supplier will identify and propose the implementation of Technology and Business Process Evolutions that are likely to: (i) improve the efficiency and effectiveness of the Services (including cost savings); (ii) improve the efficiency and effectiveness of the BPO services and functions performed by or for AZL and the Eligible Recipients at or from AZL facilities; (iii) result in cost savings or revenue increases to AZL and the Eligible Recipients in areas of their business outside the Services; (iv) enhance the ability of AZL and the Eligible Recipients to conduct their businesses and serve their customers; and (~~i~~v) achieve the objectives of AZL and the Eligible Recipients faster and/or more efficiently than the then current strategies. In addition, at no additional cost, Supplier will provide AZL with copies of periodic white papers and other such reports generally provided by Supplier to others customers.

(e)
Supplier Developed Advances.  If Supplier develops technological advances in or changes to the BPO business processes and services and associated technologies used to provide the same or substantially similar services or Supplier develops new or enhanced processes, services, software, tools, products or methodologies to be offered to such customers (collectively, “New Advances”), Supplier will, subject to Section 4.4, (i) offer AZL the opportunity to serve as a pilot customer in connection with the implementation of such New Advances, and, (ii) even if AZL declines such opportunity, offer AZL preferred access to such New Advances and the opportunity to be among the first of Supplier’s customers to implement and receive the benefits of any such New Advances.

(F)	For purposes of this BPO Service Description, Sections 11.7(c) of the Agreement is hereby amended to read as follows:

(c)
Result of Benchmarking.  If, after making the comparison described in Section 11.7(a) above, the Benchmarker finds that the Charges paid by AZL for all Services or for any benchmarked service element (as described in Section 11.7(a)) are greater than the Benchmark Standard (as defined below), the Benchmarker will submit a written report setting forth such findings and conclusions. The

AZL and TCS Confidential Information
BPO Service Description SoW, eff 1-1-2020

TCS AZL Effective 1-1-2020

Execution Copy 10.032019

Benchmark Standard will be the lowest “REDACTED” of the prices charged by comparable, well managed information technology service providers for work of a similar nature, type or volume, as normalized by the Benchmarker (the “Benchmark Standard”).  If an unfavorable variance is reported, the Parties will meet and negotiate in good faith as to reductions in the Charges to eliminate such unfavorable variance.  If the Parties are unable to agree upon such reductions, AZL may, at its option, terminate the Agreement in its entirety or any portion impacted by such unfavorable variance, without payment of any Termination Charges.   If the Agreement is terminated in part, Supplier’s Charges will be equitably adjusted to reflect the Services no longer performed by Supplier.
(G)	For purposes of this BPO Service Description, Section 14.1(a) of the Agreement is hereby amended to read as follows:

(a)
Ownership of AZL Owned Materials.  For purposes of this Statement of Work No.2, as between the Parties, AZL will be the sole and exclusive owner of (i) all intellectual property, Software and other Materials owned by AZL or the Eligible Recipients as of the Effective Date, including AZL Owned Software and other Materials owned by AZL and the Eligible Recipients, (ii) all enhancements and Derivative Works of such intellectual property, Software and Materials, including all United States and foreign patent, copyright and other intellectual property rights in such Materials, and (iii) certain Developed Materials, as provided in Section 14.2(a) and (b) (collectively, “AZL Owned Materials”).

For the avoidance of doubt, the Parties acknowledge and agree that, as between the Parties, the following are and will be treated as AZL Owned Materials, even if such Materials are entered, stored, processed and/or used in or in connection with the Software, Equipment, Systems, databases and/or tools (the “Platform”) provided, operated, maintained and/or used by Supplier in providing the Operations Support Services described in Part I of Schedule SW-2:
•	AZL Data;
•	Customer Information;
•	Actuarial tables of AZL and/or the Eligible Recipients;
•	Rules (e.g., rules regarding customer segmentation, customer suitability, underwriting criteria) of AZL and/or the Eligible Recipients;
•	Algorithms of AZL and/or the Eligible Recipients;
•	Life insurance, long term care and annuity products, including product features, offered by AZL and/or the Eligible Recipients;
•	Pricing strategies and features of AZL and/or the Eligible Recipients;
•	Business strategies of AZL and/or the Eligible Recipients and the manner in which the Platform is configured and used by them to implement such strategies;
•	Software, Equipment, Systems, databases and/or tools owned or licensed by AZL and/or the Eligible Recipients and linked to, but not part of, the Platform; and
•	“Core” functionality (e.g., underwriting, case management) retained by AZL and/or the Eligible Recipients and linked to, but not part of, the Platform.
(H)	For purposes of this BPO Service Description, Section 14.2 of the Agreement is hereby amended to read as follows:

AZL and TCS Confidential Information
BPO Service Description SoW, eff 1-1-2020

TCS AZL Effective 1-1-2020

Execution Copy 10.032019

(a)
Ownership by AZL of Derivative Works of AZL Owned Materials.  Unless the Parties agree otherwise, AZL will be the sole and exclusive owner of all Developed Materials that are Derivative Works of AZL Owned Materials including all United States and foreign patent, copyright and other intellectual property rights in such Materials.  Such Developed Materials will be considered works made for hire (as that term is used in Section 101 of the United States Copyright Act, 17 U.S.C. § 101, or in analogous provisions of other applicable Laws) owned by AZL.  If any such Developed Materials may not be considered a work made for hire under applicable Law, Supplier hereby irrevocably assigns, and will assign, to AZL in perpetuity without further consideration, all of Supplier’s worldwide rights, title and interest in and to such Developed Materials, including United States and foreign intellectual property rights.  Supplier acknowledges that AZL and the successors and assigns of AZL will have the right to obtain and hold in their own name any intellectual property rights in and to such Developed Materials.  Supplier agrees to execute any documents and take any other actions reasonably requested by AZL to effectuate the purposes of this Section 14.2(a).  AZL hereby grants to Supplier a license to such Developed Materials on the same terms as described in Section 14.1(b).    AZL may, in its sole discretion and upon such terms and at such financial arrangement as AZL and Supplier may agree, grant Supplier a license to use the Developed Materials for other purposes and to sublicense such Developed Materials.

(b)
AZL Ownership of AZL–Specific Developed Materials.  Except as provided in Sections 14.2(d) and (e) or otherwise agreed by the Parties, AZL will be the sole and exclusive owner of all Developed Materials that are created under this Statement of Work Statement and are specific to AZL and/or the Eligible Recipients ("AZL–Specific Developed Materials“), including all United States and foreign patent, copyright and other intellectual property rights in such Materials.  For purposes of this provision, AZL–Specific Developed Materials will mean, except as provided in Sections 14.2(d) and (e) or otherwise agreed by the Parties, Developed Materials (i) created in accordance with the customized requirements of AZL or the Eligible Recipients, (ii) usable only by AZL or the Eligible Recipients or in conjunction with AZL Owned Materials, or (iii) developed at the specific request of AZL or an Eligible Recipient and identified as a deliverable in this Statement of Work or in a Project Plan or other writing. For the avoidance of doubt, AZL-Specific Developed Materials will include additions and/or modifications to the Platform developed at the specific request of AZL and/or an Eligible Recipient or created in accordance with the customized requirements of AZL and/or an Eligible Recipient.  Such AZL–Specific Developed Materials will be considered works made for hire (as that term is used in Section 101 of the United States Copyright Act, 17 U.S.C. § 101, or in analogous provisions of other applicable Laws) owned by AZL.  If any such AZL–Specific Developed Materials may not be considered a work made for hire under applicable Law, Supplier hereby irrevocably assigns, and will assign, to AZL without further consideration, all of Supplier’s right, title and interest in and to the intellectual property rights in such Developed Materials.  Supplier acknowledges that AZL and the successors and assigns of AZL will have the right to obtain and hold in their own name any intellectual property rights in and to such AZL–Specific Developed Materials.  Supplier agrees to execute any documents and take any other actions reasonably requested by AZL to effectuate the purposes of this Section 14.2(b).  AZL hereby grants Supplier certain license and other rights with respect to such AZL–Specific Developed Materials, as described in Section 14.1(b).  AZL may, in its sole discretion and upon such terms and at such financial arrangement as AZL and Supplier may agree, grant Supplier a license to use such AZL–Specific Developed Materials for other purposes and to sublicense such AZL–Specific Developed Materials.

(c)
Source Code and Documentation.  Supplier will, promptly as it is developed by Supplier, provide AZL with the source code, if any, and object code and documentation for all AZL owned Developed Materials.  Such source code and technical documentation will be sufficient to allow a reasonably knowledgeable and experienced programmer to maintain and support such Materials and the user documentation for such Materials will accurately describe in terms understandable by a typical end user the functions and features of such Materials and the procedures for exercising such functions and features.

(d)
Supplier Owned Developed Materials.  Notwithstanding Section 14.2(a) and (b), unless the Parties agree otherwise, Supplier will be the sole and exclusive owner of all Developed Materials that are Derivative Works of Supplier Owned Materials (as defined in Section 14.3(a)), including all United States and foreign patent, copyright and other intellectual property rights in such Materials.  In addition,

AZL and TCS Confidential Information
BPO Service Description SoW, eff 1-1-2020

TCS AZL Effective 1-1-2020

Execution Copy 10.032019

(e)
except as provided in Sections 14.2(b) and (e) or otherwise agreed by the Parties, Supplier will be the sole and exclusive owner of all other Developed Materials that are not Derivative Works of AZL Owned Materials, including all United States and foreign patent, copyright and other intellectual property rights in such Materials.  AZL acknowledges that Supplier and the successors and assigns of Supplier will have the right to obtain and hold in their own name any intellectual property rights in and to such Supplier owned Developed Materials.  AZL agrees to, at Supplier’s sole cost and expense, execute any documents and take any other actions reasonably requested by Supplier to effectuate the purposes of this Section 14.2(c).  Supplier hereby grants AZL and the Eligible Recipients certain license and other rights with respect to such Developed Materials, as described in Sections 14.3(b) and 14.6.

Notwithstanding the foregoing, to the extent a Supplier owned Developed Material is created at the specific request of AZL or an Eligible Recipient and identified as a deliverable in this Statement of Work or in a Project Plan or other writing, Supplier will agree, at AZL’s request, to a period of exclusivity of not less than twelve (12) months, during which Supplier will not, directly or indirectly, use or permit others to use such Developed Material to provide the same or similar services to other Supplier  customers in the insurance industry.
(f)
Third Party Materials.  The ownership of Derivative Works of Third Party Materials created by Supplier in connection with the Services will, as between Supplier and AZL, be considered Developed Materials owned by the Party that is the licensee of such Third Party Materials. For purposes of the foregoing, Supplier will be deemed the licensee of Third Party Materials licensed by its Subcontractors or Affiliates and AZL will be deemed the licensee of Third Party Materials licensed by AZL Affiliates or any Eligible Recipients.  Each Party acknowledges and agrees that its ownership of such Derivative Works may be subject to or limited by the terms of the underlying agreement with the owner of the underlying Third Party Materials; provided, that if a Derivative Work is to be made of Third Party Materials provided by Supplier, Supplier will notify AZL in advance and obtain AZL’s consent prior to proceeding with such Derivative Work if the terms of any such agreement will preclude or limit, as applicable, AZL’s license rights in and to such Derivative Work as contemplated in Sections 14.3 and 14.6.

(g)
Disclosure by Supplier of Developed Materials.  Supplier will promptly disclose in writing to AZL each Developed Material that is developed in connection with the Services.  With respect to each disclosure, Supplier will indicate the features or concepts that it believes to be new or different.

(h)
Waiver of Moral Rights.  To the extent permitted by Law, Supplier hereby waives any moral rights in the AZL owned Developed Materials, such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation, whether arising under the Berne Convention or otherwise.

(I)	For purposes of this BPO Service Description, Section 14.3(a) and (d) of the Agreement is hereby amended to read as follows:

(a)
Ownership of Supplier Owned Materials.  For purposes of  this Statement of Work No.2, as between the Parties, Supplier will be the sole and exclusive owner of the (i) intellectual property, Software and Materials lawfully owned by it and its Affiliates prior to the Effective Date, (ii) intellectual property, Software and Materials acquired by Supplier and its Affiliates on or after such date other than acquisitions for AZL or an Eligible Recipient in connection with the performance of the Services, (iii) Developed Materials that are Derivative Works of Supplier owned intellectual property, Software and Materials created by or for Supplier as provided in Section 14.2(c), and (iv) except as provided in Sections 14.2(a), (b) and (e), intellectual property, Software and Materials developed by or on behalf of Supplier, including all United States and foreign intellectual property rights in such Materials (“Supplier Owned Materials”).

For the avoidance of doubt, the Parties acknowledge and agree that, as between the Parties, the following are and will be treated as Supplier Owned Materials:
AZL and TCS Confidential Information
BPO Service Description SoW, eff 1-1-2020

TCS AZL Effective 1-1-2020

Execution Copy 10.032019

•
The design of the Platform (as defined in Section 14.1(a) above) provided, operated and/or used by Supplier to provide the Operations Support Services described in Part I of Schedule 2 to this BPO Service Description (which includes an administrative core capable of processing the full range of insurance products, a BPM tool/wrapper capable of being customized and configured for individual insurance clients, product and policy holder databases capable of retaining all relevant data in a single location, linked aggregator and DTCC functionality and a customizable CRM tool/wrapper).

(d)
Embedded Materials.  To the extent that Supplier Owned Materials are embedded in any Developed Materials owned by AZL pursuant to Section 14.2(a) or (b), Supplier will not be deemed to have assigned its intellectual property rights in such Supplier Owned Materials to AZL, but Supplier hereby grants to AZL and the Eligible Recipients (and at AZL’s request, Third Party Contractors) a worldwide, perpetual, irrevocable, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of such Supplier Owned Materials (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related thereto) for the benefit of AZL, the Eligible Recipients and their respective Affiliates for so long as such Supplier Owned Materials remain embedded in such Developed Materials and are not separately commercially exploited.  Following the expiration or termination of the Statement of Work Term and the termination of the Service(s) for which such Materials were used, Supplier will, at AZL’s request and subject to Section 14.6(b)(ii), either enter into a separate contract with AZL for Upgrades, maintenance, and support services or provide to AZL the source code and object code for such embedded Supplier Owned Materials.

(J)	For purposes of this BPO Service Description, Section 14.5(b) of the Agreement is hereby amended to read as follows:

(b)
Residuals.  Nothing in this Agreement will restrict any employee or representative of a Party from using ideas, concepts, practices, learning or know-how relating generally to the performance of BPO/Application services that are retained in the unaided memory of such employee or representative after performing the obligations of such Party under this Agreement, except to the extent that such use infringes upon any patent, copyright or trademark or other intellectual property right of a Party or its Affiliates (or, in the case of Supplier, any Eligible Recipient); provided, however, that this Section 14.5(b) will not operate or be construed as permitting an employee or representative of Supplier to disclose, publish, disseminate or use (a) the source of any Confidential Information of AZL or an Eligible Recipient, (b) any financial, statistical or personnel information of AZL or an Eligible Recipient, (c) the business plans of AZL or the Eligible Recipients, or (d) the AZL Owned Materials listed in the second paragraph of Section 14.1(a).  An individual’s memory is unaided if the individual has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it and does not identify the information as Confidential Information upon recollection.

(K)	For purposes of this BPO Service Description, Sections 14.6(b)(ii) and (iii) of the Agreement are hereby amended to read as follows:

(ii)
To the extent AZL is entitled to a license to such Supplier Owned Materials under this Statement of Work, Supplier will deliver to AZL and the Eligible Recipients (and, at AZL’s election, to Third Party Contractor(s) that sign a written agreement with AZL to be bound by terms at least as protective as the terms contained herein applicable to such Materials) (A) a copy of such Supplier Owned Materials and related documentation, (B) the object code for such Supplier Owned Materials to the extent such code is reasonably necessary to permit them to use such Supplier Owned Materials, and (C) the source code and object code for such Supplier Owned Materials if Supplier does not offer or provide Upgrades, maintenance, support and other services for such Materials as provided in Section 14.6(b)(iii);

(iii)
Supplier will offer to provide to AZL and the Eligible Recipients (and, at AZL’s election, to Third Party Contractor(s) that sign a written agreement with AZL to be bound by terms at least as protective

AZL and TCS Confidential Information
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TCS AZL Effective 1-1-2020

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as the terms contained herein applicable to such Materials) Upgrades, maintenance, support and other services for such Supplier Owned Materials on Supplier’s then-current standard terms and conditions for such services.

(L)	For purposes of this BPO Service Description, Sections 15.7(a) and (d) of the Agreement are hereby amended to read as follows:

(a)
Compliance by Supplier.  Subject to Section 15.7(b), (e), (f) and (g), Supplier represents, warrants and covenants that, with respect to the provision of the Services and the performance of any of its other legal and contractual obligations hereunder, it is and will be in compliance in all material respects with all applicable Laws during the Term and the applicable Statement of Work Term and any Termination Assistance Services period, including identifying and procuring required licenses, permits, certificates, approvals and inspections and obtaining or making any required registrations in connection with its performance of the Services.  If a charge of non-compliance by Supplier with any such Laws occurs and such non-compliance has or would reasonably be expected to have a material adverse impact on the receipt or use of the Services by AZL, Supplier will promptly notify AZL of such charge.

As part of its legal compliance obligations, Supplier will (i) comply with third party administrator licensure/registration requirements in all States in which AZL, the Eligible Recipients and/or Supplier conduct regulated business activities or in which policy holders or beneficiaries of AZL or the Eligible Recipients reside, and (ii) comply with claims adjuster, independent adjuster or similar licensure/registration requirements in New York and other States where such requirements are applicable to the Services to be performed by Supplier In performing the Services, Supplier will comply strictly with the requirements and obligations imposed on Supplier under the Laws (including implementing regulations) imposed on third party administrators, claims adjusters, independent adjusters and the like in such States, including those appearing in Article 22.  For purposes of Section 15.7(d), such Laws will be considered “Supplier Laws”.  AZL and Supplier agree that any third party administrator services shall be provided in conformance with Attachment 2-F to Schedule 2 unique to this BPO Service Description.
(d)
Notice of Laws.  AZL will be and remain familiar with the Laws and changes in Laws applicable specifically to the principal businesses of AZL and the Eligible Recipients (i.e., life insurance and annuity products, but excluding the Laws identified below as Supplier Laws) and will notify Supplier of such Laws and changes in Laws to the extent they relate to Supplier’s provision of the Services or Supplier's performance of its other obligations under this Agreement (collectively, “AZL Laws”).  Supplier will be and remain familiar with all other Laws and changes in Laws applicable to the Services or the performance of Supplier’s obligations under this Agreement and will notify AZL of such Laws and changes in Laws to the extent they relate to Supplier’s performance and/or delivery of Services to AZL or the Eligible Recipients (collectively, “Supplier Laws”).  For the avoidance of doubt, Supplier Laws will include Laws applicable to (i) the technical, organizational and security measures to be implemented and maintained by Supplier and/or at Supplier Facilities to safeguard Personal Data, and (ii) the restrictions or prohibitions on the use, or disclosure of Personal Data by Supplier and/or Supplier Personnel.  Supplier Laws also will include the following, as each may be modified from time to time: Title V of Public Law 106-102 (Gramm-Leach-Bliley or “GLB”), codified at 15 U.S.C. § 6801 et seq.; Joint Final Rule of the Office of the Comptroller of the Currency (OCC), Treasury, Board of Governors of the Federal Reserve System (Board), Federal Deposit Insurance Corporation (FDIC), and Office of Thrift Supervision (OTS), implementing GLB at 12 CFR Part 573; the Fair Credit Reporting Act, codified at 15 U.S.C. § 1681 et seq.; ~~and~~ regulations issued by state insurance departments pursuant to Section 504 of the Gramm-Leach-Bliley Act; National Association of Insurance Commissioner’s (NAIC’s) Model Regulation on Privacy of Consumer Financial and Health Information as adopted by individual states; NAIC’s Insurance Information and Privacy Protection Act Model Regulation as adopted by individual states; and NAIC’s Model Unfair Claims Settlement Practices Act as adopted by individual states.

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(M) For purposes of this BPO Service Description, Section 15.10 is hereby added and will read as follows:

15.10	Administration of AZL Policies and Policy Applications.
(a)
Supplier, acting as an agent of AZL and/or the Eligible Recipients, will comply with AZL Standards with respect to the administration and processing of policies and policy applications for life insurance, fixed/variable annuities and long term care and with the terms of such policies and policy applications.

(b)
AZL and the applicable Eligible Recipients will have final authority to establish AZL Standards with respect to the administration and processing of policies and policy applications for life insurance, fixed/variable annuities and long term care and the terms of such policies and policy applications and to modify or grant waivers from such AZL Standards and terms. Supplier will, subject to Section 4.4 where applicable, modify the Services as and to the extent necessary to conform to such AZL Standards and the terms of such policies and policy applications and to changes in such AZL Standards and terms communicated to Supplier and will obtain the prior approval of AZL or the applicable Eligible Recipient for any deviation from such AZL Standards or terms.

(c)
If Supplier reasonably concludes, after due inquiry, that the meaning or intent of any such AZL Standard or the terms of any such policy or policy application is unclear, Supplier will escalate the issue to AZL or the applicable Eligible Recipient for a final determination. Similarly, if Supplier reasonably concludes, after due inquiry, that any such AZL Standard or the terms of any such policy or policy application can be interpreted or applied in more than one manner, Supplier will escalate the issue to AZL or the applicable Eligible Recipient for a final determination in all events, AZL and/or the applicable Eligible Recipients will retain the right, in their sole discretion, to make final determinations regarding the interpretation and application of such AZL Standard or term.  To the extent AZL or the applicable Eligible Recipient makes a final determination as to the interpretation or such AZL Standards or the terms of such policies or policy applications and Supplier complies with such decision, Supplier will be relieved of responsibility under this Statement of Work for any resulting non-compliance with such AZL Standard or terms if and to the extent such decision is ultimately determined to be in error. In addition, Supplier will be relieved of responsibility under this Statement of Work to the extent Supplier requests a final determination as to the interpretation or application of the AZL Standards and, despite its commercially reasonable best efforts to obtain such a determination, Supplier does not receive such determination (provided Supplier has notified AZL of Supplier’s inability to act due to the failure to receive such a determination).  In each case, Supplier will notify AZL and the applicable Eligible Recipients expeditiously of any such error or inaction upon learning thereof and the Parties will work expeditiously to remedy such non-compliance.

(d)
The Parties acknowledge and agree that, in complying with and administering policies and policy applications for life insurance, fixed/variable annuities and long term care under this Statement of Work, Supplier is acting at the direction of AZL and/or the applicable Eligible Recipients.  AZL and/or the applicable Eligible Recipients will provide direction to Supplier (“AZL Direction”) and, subject to the succeeding sentences, Supplier will comply with such AZL Direction.  The Parties acknowledge and agree that the relevant substantive provisions of the AZL Standards and the terms of the applicable policies and policy applications constitute AZL Direction, unless AZL or the applicable Eligible Recipient indicates otherwise.  If Supplier believes that any AZL Direction is not in compliance with such AZL Standards or terms or with applicable Law, Supplier will promptly so notify AZL and/or the applicable Eligible Recipients and will obtain written verification from AZL and/or such Eligible Recipients before proceeding with such AZL Direction. Once verification is provided, Supplier will comply with such AZL Direction.  If and to the extent Supplier acts or fails to act as a result of or based upon any such verified AZL Direction, Supplier will be relieved of any liability under this Statement of Work arising therefrom, and such act or failure to act will not constitute a default, breach or non-performance of any obligation of Supplier contained in this Statement of Work.

(N)	For purposes of this BPO Service Description, Section 17.2 of the Agreement is hereby amended to add Section 17.2(j), which will read as follows:
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(j)
Any claim resulting from Supplier’s compliance with AZL Standards or AZL Directions in connection with the administration and processing of policies and policy applications for life insurance, fixed/variable annuities and long term care, provided Supplier complies with its obligations under the Agreement, including Section 15.10.

(O) For purposes of this Statement of Work, Section 18.3(b) of the Agreement is hereby superseded and replaced with the following:

(b)
Except as provided in Section 18.3(c) below, the total aggregate liability of either Party for claims asserted by the other Party under or in connection with this Statement of Work, regardless of the form of the action or the theory of recovery, will not exceed the greater of:

(i)	“REDACTED”
(ii)	“REDACTED”
(iii)  “REDACTED”
(iv)	“REDACTED”

(P)	For purposes of this BPO Service Description, a new Article 22 is hereby added to the MPSA to include Article 22 and Sections 22.1 through 22.8 as follows:

22	INSURANCE REGULATORY PROVISIONS
22.1
Certain Policyholder Protections.  With respect to any insurance policies or annuity contracts (collectively, “Policies”) administered by Supplier pursuant to this Agreement, AZL agrees, on behalf of itself and all other Eligible Recipients that are insurers (collectively, “Insurers”) that:

(a)	The Insurer will fulfill any of its lawful obligations with respect to Policies, regardless of any dispute between the Insurer and Supplier;
(b)	The payment to Supplier of any premiums or charges for insurance by or on behalf of the insured will be deemed to have been received by the Insurer; and
(c)	The payment of return premiums or claims by the Insurer to Supplier will not be deemed payment to the insured or claimant until such payments are received by the insured or claimant.
22.2
Access to Data.  Notwithstanding AZL’s ownership of AZL Data as set forth in Section 13.2(a), Supplier will retain the right to continuing access to AZL Data to permit Supplier to fulfill all of its contractual obligations to insured parties, claimants, and the Insurers.

22.3
Transfer of Records.  If this Agreement is terminated, Supplier may, by written agreement with the applicable Insurer, transfer all Contract Records to a successor service provider rather than retain them for five years; provided that such successor service provider will acknowledge, in writing, that it is responsible for retaining the Contract Records for any unexpired portion of such five-year period.

22.4	Fiduciary Responsibility.
(a)
All insurance charges or premiums collected by Supplier on behalf of or for an Insurer will be held by Supplier in a fiduciary capacity and will be deposited immediately into an account of the Insurer.

(b)
All return premiums transmitted through Supplier will be drawn on an account of the Insurer, will be held by Supplier in a fiduciary capacity and will be remitted immediately to the person entitled to them.

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(c)
All claim payments handled by Supplier will be drawn on an account of the Insurer and as authorized by the Insurer, will be held by Supplier in a fiduciary capacity and will be remitted immediately to the person entitled to them.  Supplier will not pay any claim by withdrawing funds from an account in which premiums or charges are deposited.

(d)	At no time will insurance charges or premiums, return premiums or claim payments (collectively, “Fiduciary Funds”) be deposited or held in an account of Supplier or used for the benefit of Supplier.
(e)	Supplier will not commingle Fiduciary Funds collected or held on behalf of multiple Insurers.
(f)	Fees and charges due to Supplier will be handled in accordance with Articles 11 and 12 and will under no circumstances be payable from Fiduciary Funds.
22.5
Prohibited Forms of Compensation.  Notwithstanding any other provision of this Agreement, the compensation of Supplier will not be contingent upon savings affected in the adjustment, settlement and payment of losses covered by any Insurer’s obligations.

22.6	Certain Disclosures.
(a)
Supplier will provide a written notice approved by the applicable Insurer to all individuals covered under Policies, advising them of the identity of, and relationship among, Supplier, the policyholder and the Insurer.

(b)
When Supplier collects funds from insured parties, the reason for collection of each item must be identified to the insured party and each item must be shown separately from any premium.  Additional charges may not be made for services to the extent the services have been paid for by the Insurer.

(c)
Supplier will disclose to the Insurers all charges, fees and commissions received from all services in connection with the provision of administrative services for the Insurer, including, if applicable, any fees or commissions paid by insurers providing reinsurance.

22.7
Delivery of Materials.  Any policies, certificates, booklets, termination notices or other written communications delivered by an Insurer to Supplier for delivery to insured parties or covered individuals will be delivered by Supplier promptly after receipt of instructions from the Insurer to deliver them.

22.8
Suspension of Underwriting Authority.  During any time when a dispute in pending regarding the termination of this Agreement for cause, the Insurers may suspend the underwriting authority (if any) of Supplier.

(Q)	For purposes of this BPO Service Description, Section 13.3(a)(i) of the Agreement is hereby amended to add the following:

The Parties acknowledge and agree that, as a clarification of this Section 13.3(a)(i), Supplier may access Personal Data and perform the Services under Statement of Work No. 2 from Supplier Facilities located outside the United States provided that (i) such facilities are approved by AZL for the Services in question (ii) Supplier accesses such data only by means approved by AZL (i.e., Citrix as of the Work Statement Commencement Date) and (iii) Supplier implements appropriate safeguards to ensure such data is not (A) copied or stored outside the United States by Supplier Personnel and (B) displayed outside the United States other than in secure areas of such facilities that are accessible only to Supplier Personnel authorized to perform the Services in question.

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5. Schedules and Attachments to the Master Professional Services Agreement

The Schedules and Attachments to the Agreement are, as indicated by checkmarks in the table below, hereby (i) incorporated by reference without change in this BPO Service Description, (ii) incorporated in the corresponding Schedule or Attachment to this BPO Service Description with modifications, (iii) superseded and replaced in their entirety by the corresponding Schedule or Attachment to this BPO Service Description, or (iv) excluded from this BPO Service Description as inapplicable.

Schedule or Attachment	Title	Incorporated w/o Change	Incorporated w/ Modifs.	Superseded/ Replaced	Excluded
Schedule 1	Definitions
Schedule 2	Service Description
Att. 2-A	AZL Rules
Att. 2-B	Code of Conduct
Att. 2-C	Change Control Procedures
Att. 2-D	AZL Standards
Att. 2-E	Disaster Recovery / Business Continuity Plans

Schedule 3	Service Levels
Att. 3-A	Service Levels Matrix
Att. 3-B	Service Level Definitions
Att. 3-C	Critical Deliverables
Schedule 4	Pricing
Att. 4-A	Pricing Forms
Att. 4-B	Financial Responsibility Matrix
Att. 4-C	AZL Base Case
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Att. 4-D	Resource Units/Resource Baselines
Att. 4-E	Pass-Through / Out-of-Pocket Expenses
Att. 4-F	Termination Charges
Schedule 5	HR Terms
Att. 5-A	Affected Employees
Att 5-B	Supplier Personnel Projection Matrix
Schedule 6	Governance
Schedule 7.1	AZL Facilities
Schedule 7.2	Supplier Facilities
Schedule 7.3	AZL Sites
Schedule 8	Transition
Schedule 9	Projects
Schedule 10	Equipment
Att. 10-A	AZL Provided Equipment
Schedule 11	Software
Schedule 12	Third Party Contracts
Schedule 13	Reports
Schedule 14	Satisfaction Surveys
Schedule 15	Key Supplier Personnel
Schedule 16.1	Subcontractors
Schedule 16.2	Managed Third Parties
Schedule 17	Termination Assistance Services
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Schedule 18	Termination/Expiration Rights
Schedule 19	Direct AZL Competitors
Schedule 20	Direct Supplier Competitors
Schedule 21	Dispute Resolution Procedures
Schedule 22	Form of Non-Disclosure Agreement
Schedule 23	Form of Invoice
Schedule 24	Form of SoW
Schedule 25	Insurance
Schedule 26	Form of Source Code Escrow Agreement
Schedule 27	Form of Subscription Agreement

6. Schedules and Attachments to this Statement of Work

This BPO Service Description includes the following Schedules and Attachments, each of which is attached to this BPO Service Description and incorporated into this BPO Service Description by this reference.  Unless otherwise expressly stated, references to specific Schedules include all numbered subsidiary Attachments where applicable.

BPO Service Description Schedule 2	Service Description
Attachment 2-C	Organizational Change Management
Attachment 2-F	Third Party Administrator Services
BPO Service Description Schedule 3	Service Levels
BPO Service Description Schedule 4	Pricing
Attachment 4-F	Termination Charges
BPO Service Description Schedule 7.2	Supplier Facilities
BPO Service Description Schedule 13	Reports and Processing Timelines
BPO Service Description Schedule 15	Key Supplier Personnel

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